Exhibit 99.1

ENVIROKARE TECH, INC. ANNOUNCES A BOARD MEMBERSHIP CHANGE

New York, New York – April 21, 2008 - ENVIROKARE TECH, INC. (OTCBB: ENVK) announced that a member of its Board of Directors, Mr. Louis F. Savelli, has resigned his positions as both Chairman and Chief Executive Officer of the Company and Director of LRM Industries, LLC, the Company's 50 percent owned joint venture interest. Mr. Savelli's resignations are both effective April 17, 2008. Envirokare, through its joint venture interest in LRM Industries LLC, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology, which produces proprietary long-fiber reinforced and nonreinforced thermoplastic products.

The Company announced that Mr. Paul G. Gillease, a Company director, has been elected as Chairman of the Company's Board of Directors. Mr. Gillease stated, "On behalf of all of the members of the Board of Directors of Envirokare, we wish to thank Mr. Savelli for his valuable service to the Company and its shareholders as Chairman and CEO, and we look forward to his continuing contributions as a director on the Company's Board."

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TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts. LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments. The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future. The enhanced mechanical properties of TPF ThermoPlastic Flowforming™ molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™ patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs. Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.